EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-167036 and No. 333-176420) of OBA Financial Services, Inc. of our report dated September 28, 2011, on the consolidated financial statements of OBA Financial Services, Inc., which appears in this annual report on Form 10-K for the year ended June 30, 2011.

/s/ ParenteBeard LLC

Harrisburg, Pennsylvania

September 28, 2011